EXHIBIT 23(a)


                                CONSENT


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8 No. 33-__________ ) pertaining to the shares of common stock of Resorts International, Inc. and to the incorporation by reference therein to our report dated February 17, 1995, except for Note 2, as to which the date is February 27, 1995, with respect to the consolidated financial statements and schedules of Resorts International, Inc. incorporated by reference in its Form 10-K for the year ended December 31, 1994, filed with the Securities and Exchange Commission.



                                     /s/ Ernst & Young LLP







Philadelphia, Pennsylvania
April 26, 1995